As filed with the Securities and Exchange Commission on August 15, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________
KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
36-2476480
(I.R.S. Employer Identification No.)
15 Joys Lane, Kingston, New York 12401
(Address of Principal Executive Offices) (Zip Code)
Kingstone Companies, Inc. Amended and Restated 2014 Equity Participation Plan
(Full Title of the Plan)

Barry B. Goldstein Chief Executive Officer Kingstone Companies, Inc. 15 Joys Lane Kingston, New York 12401 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(845) 802-7900
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement covers an additional 500,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Kingstone Companies, Inc. (the “Registrant”) available for issuance under the Registrant’s Amended and Restated 2014 Equity Participation Plan (the “2014 Plan”).  This Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the 2014 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.
STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by the Registrant to register an additional 500,000 shares of Common Stock as to which options or awards may be granted under the 2014 Plan.
This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 500,000 additional shares of Common Stock of the Registrant to be issued pursuant to the 2014 Plan. At the Registrant’s Annual Meeting of Stockholders held on August 9, 2023, the Registrant’s stockholders approved an amendment to the 2014 Plan to increase the number of shares of Common Stock that may be issued pursuant to the 2014 Plan by 500,000 shares. The Registrant is filing the present Registration Statement in connection with such amendment to the 2014 Plan. The additional shares registered hereby are in addition to the shares of Common Stock of the Registrant authorized for issuance under the 2014 Plan which were registered pursuant to previous registration statements on Form S-8. The contents of the previous registration statements on Form S-8, including the documents incorporated by reference therein, filed by the Registrant with the Securities and Exchange Commission on November 12, 2015 (File Number 333-207986) and August 12, 2020 (File Number 333-245013) are incorporated by reference into this registration statement pursuant to General Instruction E on Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein or incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (to the extent filed and not furnished):
(a)	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 31, 2023.
(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 15, 2023.

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the Commission on August 14, 2023.
(d)	Current Report on Form 8-K, filed with the Commission on January 17, 2023.
(e)	Current Report on Form 8-K, filed with the Commission on January 25, 2023.
(f)	Current Report on Form 8-K, filed with the Commission on February 1, 2023.
(g)	Current Report on Form 8-K, filed with the Commission on March 6, 2023.
(h)	Current Report on Form 8-K, filed with the Commission on March 30, 2023.
(i)	Current Report on Form 8-K, filed with the Commission on April 24, 2023.
(j)	Current Report on Form 8-K, filed with the Commission on May 12, 2023.
(k)	Current Report on Form 8-K, filed with the Commission on July 6, 2023.
(l)	Current Report on Form 8-K, filed with the Commission on July 14, 2023.
(m)	Current Report on Form 8-K, filed with the Commission on July 27, 2023.
(n)	Current Report on Form 8-K, filed with the Commission on August 11, 2023.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incor-porated herein by reference and to be a part hereof from their respective dates of filing.
Item 6. Indemnification of Directors and Officers.
Article Twelfth of the Registrant’s Restated Certificate of Incorporation eliminates, absent fraud, the personal liability of directors to the Registrant, stockholders or creditors thereof, or any other persons, in connection with losses incurred by the Registrant under or by reason of any contract or business transaction between a director and the Registrant and provides that a director shall not be accountable for any gains or profits realized thereon.

Article Thirteenth of the Registrant’s Restated Certificate of Incorporation provides that each director and each officer now or hereafter serving the Registrant or, at the request of the Registrant, any other corporation in which the Registrant has an interest as stockholder or creditor, and his heirs, executors and administrators, shall be indemnified and held harmless by the Registrant from and against all costs, expenses and liabilities, including but not limited to counsel fees and amounts of judgments and amounts paid in settlement, which may be imposed upon or incurred by him in connection with or resulting from any claim made against him or any action, suit or proceeding in which he may be involved, by reason of his being or having been a director or officer of the Registrant or of any such other corporation, whether or not he continues to be a director or officer at the time such costs, expenses and liabilities are imposed or incurred; provided, however, that no such director or officer shall be so indemnified (i) with respect to any matter as to which he shall, in any such action, suit or proceeding, be finally adjudged to be liable for misconduct in the performance of his duties as a director or officer, or (i) in the event of a settlement of any such claim, action, suit or proceeding unless (a) such settlement shall, with knowledge of the indemnification provided for thereby, be approved by the court having jurisdiction of such claim, action, suit or proceeding or (b) such settlement shall have been made upon the written opinion of independent legal counsel, selected by or in a manner determined by the board of directors of the Registrant, to the effect that there is no reasonable ground of liability for misconduct on the part of such director or officer and that the entire cost of such settlement will not substantially exceed the estimated cost of defending such claim, action, suit or proceeding to a final conclusion. The Registrant’s Restated Certificate of Incorporation also provides that the foregoing rights of indemnification shall be in addition to any other rights to which such director or officer may otherwise be entitled as a matter of law.
Article Fifteenth of the Registrant’s Restated Certificate of Incorporation eliminates the personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, the Registrant has included in its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law.  The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Registrant’s by-laws, any agreement, the vote of stockholders or otherwise.
The effect of the foregoing is to require the Registrant, to the extent permitted by law, to indemnify the officers, directors, employees and agents of the Registrant for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 8. Exhibits.
5	Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the additional shares of Common Stock being registered by this Registration Statement
23.1	Consent of Marcum LLP
23.2	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)
107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Ulster, State of New York, on the 15th day of August 2023.
KINGSTONE COMPANIES, INC.

By:	/s/ Barry B. Goldstein
Barry B. Goldstein
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Barry B. Goldstein his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement of Kingstone Companies, Inc. on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Barry B. Goldstein Barry B. Goldstein	Chief Executive Officer, President and Executive Chairman of the Board	August 15, 2023
/s/ Jennifer L. Gravelle Jennifer L. Gravelle	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 15, 2023
/s/ Meryl S. Golden Meryl S. Golden	Chief Operating Officer and Director	August 15, 2023
/s/ Michelle Gage Michelle Gage	Chief Accounting Officer (Principal Accounting Officer)	August 15, 2023
/s/ Floyd R. Tupper Floyd R. Tupper	Secretary and Director	August 15, 2023
/s/ Timothy P. McFadden Timothy P. McFadden	Director	August 15, 2023
/s/ William L. Yankus William L. Yankus	Director	August 15, 2023
/s/ Carla A. D’Andre Carla A. D’Andre	Director	August 15, 2023